Exhibit 99.1

Ultralife Corporation Reports First Quarter Results

NEWARK, N.Y. – May 8, 2026 -- Ultralife Corporation (NASDAQ: ULBI) reported operating results for the first quarter ended March 31, 2026 as follows:

●	Sales of $47.4 million compared to $50.7 million for the 2025 first quarter
●	Gross profit of $10.1 million, or 21.3% of revenue, compared to $12.7 million, or 25.1% of revenue, for the 2025 first quarter
●	Operating (loss) of ($.2) million, including one-time costs of $1.7 million, compared to income of $3.4 million for the 2025 first quarter
●	GAAP EPS of ($0.03) compared to $0.11 for the 2025 first quarter
●	Adjusted EBITDA of $3.2 million compared to $5.4 million for the 2025 first quarter
●	Backlog of $115.1 million compared to $110.2 million exiting the fourth quarter of 2025

“During the first quarter we experienced multiple challenges to our operations which negatively impacted our financial results. These included the loss of a few production days at our Newark, NY facility due to a power outage and a higher than planned number of production days lost at our Raynham, MA facility in connection with inventory-related confirmation and integration activities designed to increase overall efficiency and utilization at the facility and minimize outside warehousing costs, compounded by inclement weather. The lost production days flowed through to Battery & Energy income statement and contributed significantly to the consolidated EPS loss for the quarter. In addition, Communications Systems sales remained weak due to continued order delays. Nevertheless, our backlog at quarter end reached a record $115 million, reflecting long-sales cycle orders of new products,” said Mike Manna, President and Chief Executive Officer.

“We remain intently focused on improving manufacturing efficiencies at our Newark, NY facility, particularly as we ramp up production of new products, in order to increase the gross margin of Battery & Energy Products, and on driving Communications Systems orders. These improvements, along with execution and replenishment of our backlog, position Ultralife to restore profitability and generate incremental cash flow for 2026 to reduce debt, support strategic capital expenditures, continue our investment in new product development and maximize the value of our global brand,” concluded Mr. Manna.

First Quarter 2026 Financial Results

Revenue was $47.4 million, a decrease of $3.3 million, or 6.5%, as compared to revenue of $50.7 million for the first quarter of 2025. Battery & Energy Products sales decreased 4.7% to $44.2 million compared to $46.3 million last year. The year-over-year decrease reflects a 5.5% decline in commercial sales due to lower oil & gas and industrial sales offsetting an increase in medical battery sales, and a 2.7% decline in government/defense sales due to the shipment of a very large order for an allied country last year. Communications Systems sales decreased by 25.7% to $3.3 million compared to $4.4 million for the same period last year, primarily attributable to the timing of expected orders. Our total backlog exiting the first quarter was $115.1 million, the highest level in the Company’s history, compared to $110.2 million exiting the fourth quarter of 2025 and $95.0 million exiting the first quarter of 2025.

Gross profit was $10.1 million, or 21.3% of revenue, compared to $12.7 million, or 25.1% of revenue, for the same quarter a year ago. Battery & Energy Products gross margin was 21.2%, compared to 24.7% last year, primarily due to product mix impacting tariffs, significantly higher utility costs and some one-time events impacting production days and efficiency. Communications Systems gross margin was 22.8% compared to 29.5% last year, primarily due to lower factory volume and product mix.

Operating expenses were $10.3 million, compared to $9.3 million for the 2025 first quarter, reflecting a 23.3% increase in new product development costs related to continued investment in our product offering, and one-time, non-recurring costs of $.8 million primarily related to certain consulting costs to help expedite our gross margin improvement, and litigation expenses incurred for our cyber-insurance claim. Operating expenses were 21.8% of revenue compared to 18.4% of revenue for the year-earlier period.

Operating (loss) income was ($0.2) million compared to $3.4 million last year.

Other expense was $.4 million primarily comprised of interest expense from the financing of our Electrochem acquisition partially offset by the first quarter estimated portion of a refundable tax tax credit for certain qualifying battery cells and packs we manufacture under the 45X Advanced Manufacturing Production Tax Credit, established by the Inflation Reduction Act and running through 2032. This compares to $1.0 million for the year-earlier period primarily reflecting the acquisition financing.

Net (loss) income attributable to Ultralife Corporation was ($0.5) million or ($0.03) per basic and diluted share on a GAAP basis, compared to $1.9 million or $0.11 per basic and diluted share for the first quarter of 2025.

Adjusted EBITDA, defined as EBITDA including non-cash, stock-based compensation expense, was $3.2 million for the first quarter of 2026, or 6.8% of sales, compared to $5.4 million, or 10.7% of sales, for the year-earlier period. On a trailing twelve-month basis, adjusted EBITDA was $15.0 million or 8.0% of sales.

See the “Non-GAAP Financial Measures” section of this release for a reconciliation of adjusted EBITDA to net (loss) income attributable to Ultralife Corporation.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government/defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorporation.com.

Conference Call Information

Ultralife will hold its first quarter earnings conference call today at 8:30 AM ET.

To ensure a fast and reliable connection to our investor conference call, we now require participants dialing in by phone to register using the following link prior to the call: https://register-conf.media-server.com/register/BIa05f373879a942b691466d052a5da3ae. This will eliminate the need to speak with an operator. Once registered, dial-in information will be provided along with a personal identification number. Should you register early and misplace your details, you can simply click back on this same link at any time to register and view this information again. A live webcast of the conference call will be available to investors in the Events & Presentations section of the Company's website at http://investor.ultralifecorporation.com. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include uncertain global economic conditions including the impact of tariffs and inflation, reductions in revenues from key customers, delays or reductions in U.S. and foreign military spending, acceptance of our new products on a global basis, and disruptions, delays or material price increases in our supply of raw materials and components due to business conditions, new or additional tariffs, global conflicts, weather or other factors not under our control. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

ULTRALIFE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

(Unaudited)

	March 31, 2026	December 31, 2025
ASSETS

Current Assets:
Cash	$8,890	$9,345
Trade Accounts Receivable, Net	34,428	33,948
Inventories, Net	57,286	54,008
Prepaid Expenses and Other Current Assets	9,499	8,500
Total Current Assets	110,103	105,801

Property, Plant and Equipment, Net	40,117	40,397
Goodwill	45,329	45,376
Other Intangible Assets, Net	10,651	10,933
Deferred Income Taxes, Net	10,765	10,494
Other Non-Current Assets	3,667	3,911

Total Assets	$220,632	$216,912

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts Payable	$24,058	$17,423
Current Portion of Long-Term Debt	3,438	4,125
Accrued Compensation and Related Benefits	2,854	2,754
Accrued Expenses and Other Current Liabilities	12,703	13,031
Total Current Liabilities	43,053	37,333
Long-Term Debt, Net	44,190	45,526
Deferred Income Taxes	967	1,000
Other Non-Current Liabilities	2,677	2,919
Total Liabilities	90,887	86,778

Shareholders' Equity:
Common Stock	2,109	2,109
Capital in Excess of Par Value	192,858	192,859
Accumulated Deficit	(40,791)	(40,340)
Accumulated Other Comprehensive Loss	(3,058)	(3,141)
Treasury Stock	(21,492)	(21,492)
Total Ultralife Equity	129,626	129,995
Non-Controlling Interest	119	139
Total Shareholders’ Equity	129,745	130,134

Total Liabilities and Shareholders' Equity	$220,632	$216,912

ULTRALIFE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF (LOSS) INCOME

(In Thousands Except Per Share Amounts)

(Unaudited)

	Three-Month Period Ended
	March 31,	March 31,
	2026	2025
Revenues:
Battery & Energy Products	$44,155	$46,321
Communications Systems	3,290	4,425
Total Revenues	47,445	50,746

Cost of Products Sold:
Battery & Energy Products	34,797	34,881
Communications Systems	2,538	3,120
Total Cost of Products Sold	37,335	38,001

Gross Profit	10,110	12,745

Operating Expenses:
Research and Development	2,961	2,404
Selling, General and Administrative	7,364	6,942
Total Operating Expenses	10,325	9,346

Operating (Loss) Income	(215)	3,399

Other Expense	448	953
(Loss) Income Before Income Tax Provision	(663)	2,446

Income Tax (Benefit) Provision	(192)	567

Net (Loss) Income	(471)	1,879

Net (Loss) Income Attributable to Non-Controlling Interest	(20)	14

Net (Loss) Income Attributable to Ultralife Corporation	$(451)	$1,865

Net (Loss) Income Per Share Attributable to Ultralife Common Shareholders – Basic	$(0.03)	$0.11

Net (Loss) Income Per Share Attributable to Ultralife Common Shareholders – Diluted	$(0.03)	$0.11

Weighted Average Shares Outstanding – Basic	16,657	16,633

Weighted Average Shares Outstanding – Diluted	16,657	16,680

Non-GAAP Financial Measures

Adjusted EBITDA

In evaluating our business, we consider and use adjusted EBITDA, a non-GAAP financial measure, as a supplemental measure of our operating performance in addition to GAAP financial measures. We define adjusted EBITDA as net (loss) income attributable to Ultralife Corporation before net interest expense, provision for income taxes, depreciation and amortization, and stock-based compensation expense, plus/minus expense/income that we do not consider reflective of our ongoing continuing operations. We reconcile adjusted EBITDA to net (loss) income attributable to Ultralife Corporation, the most comparable financial measure under GAAP. Neither current nor potential investors in our securities should rely on adjusted EBITDA as a substitute for any GAAP measures and we encourage investors to review the following reconciliation of adjusted EBITDA to net (loss) income attributable to Ultralife Corporation.

ULTRALIFE CORPORATION AND SUBSIDIARIES

CALCULATION OF ADJUSTED EBITDA

(Dollars in Thousands)

(Unaudited)

	Three-Month Period Ended
	March 31, 2026	March 31, 2025

Net (Loss) Income Attributable to Ultralife Corporation	$(451)	$1,865
Adjustments:
Interest Expense, Net	868	1,032
Income Tax (Benefit) Provision	(192)	567
Depreciation Expense	1,054	950
Amortization of Intangible Assets	267	405
Stock-Based Compensation Expense	(1)	227
Severance Costs for Plant Closure	-	150
Non-Recurring Expenses	847	192
One-Time Events Impacting Production	817	-
Non-Cash Purchase Accounting Adjustment	-	60
Adjusted EBITDA	$3,209	$5,448

Company Contact:

Ultralife Corporation

Philip A. Fain

(315) 210-6110

pfain@ulbi.com

Investor Relations Contact:

Alliance Advisors IR

Jody Burfening

(212) 838-3777

jburfening@allianceadvisors.com